Exhibit 99.1

Rapid Micro Biosystems Reports First Quarter 2022 Financial Results

Reports first quarter 2022 commercial revenue of $4.2 million

Reaffirms full year 2022 commercial revenue outlook range of $27 million to $32 million, representing growth of approximately 25% to 50%

LOWELL, Mass., May 10, 2022 (GLOBE NEWSWIRE) -- Rapid Micro Biosystems, Inc. (Nasdaq: RPID) (the “Company”), an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products, today announced its financial results for the first quarter ended March 31, 2022.

Recent Highlights

●	First quarter commercial revenue (combined product and service revenue) was $4.2 million
●	First quarter recurring commercial revenue was $2.7 million, representing growth of 66%, with consumable growth of approximately 100%
●	Placed two new systems and completed validation of nine customer systems
●	Installed rapid sterility system with a global top 20 pharma customer with beta testing expected to commence later in the second quarter

“As anticipated, access to customer sites continued to be limited in the first quarter which impacted our ability to place systems,” said Robert Spignesi, President and Chief Executive Officer. “However, we executed well and achieved broad-based strength across the rest of the business including consumables and service. We have seen incremental improvement in access to customer sites recently and we expect this trend to continue, which is critical to our sales process. While this is very encouraging for the full year, we do not expect it to benefit our system placements in the second quarter, which we currently expect to be in line with the first quarter.”

First Quarter Financial Results

Total revenue for the first quarter of 2022 was $4.2 million, compared to commercial revenue of $4.8 million in the first quarter of 2021. A breakdown of first quarter 2022 financial results follows:

●	Commercial revenue (combined product and service revenue) was $4.2 million, compared to $4.8 million in the first quarter of 2021
●	Recurring commercial revenue was $2.7 million, compared to $1.6 million in the first quarter of 2021
●	Placed two new systems and completed validation of nine new customer systems

In the first quarter of 2022, the Company did not recognize any revenue from its contract with the U.S. Biomedical Advanced Research and Development Authority (“BARDA”), which was completed in the fourth quarter 2021. In the first quarter of 2021, the Company recognized $0.2 million of non-commercial revenue related to its BARDA contract.

Total cost of commercial revenue was $6.1 million in the first quarter of 2022, compared to $6.6 million in the first quarter of 2021, representing a decrease of 8%. The decrease was due to lower system sales volume and increased manufacturing efficiencies in consumables, partially offset by higher consumables sales volume and higher service costs associated with higher field service and validation headcount to support increasing service activity.

Total operating expenses were $13.1 million in the first quarter of 2022, compared to $7.6 million in the first quarter of 2021. The increase was mainly due to higher general and administrative expenses incurred to operate as a publicly traded company as well as higher employee-related costs due to increased investment in commercial and product development headcount.

Net loss for the first quarter of 2022 was ($14.9) million, compared to ($22.1) million in the first quarter of 2021. The decrease in net loss was primarily due to a $11.4 million charge to adjust the fair value of the Company’s outstanding preferred stock warrants in the first quarter of 2021, partially offset by higher operating expenses in the first quarter of 2022. Net loss per share attributable to common shareholders for the first quarter of 2022 was ($0.35), compared to ($37.89) in the first quarter of 2021. The number of weighted-average common shares outstanding in the first quarter this year was materially higher than the first quarter last year because of the conversion of outstanding preferred stock to common stock in connection with the Company’s initial public offering in July 2021. This difference accounts for a substantial portion of the decrease in net loss per share between the periods.

Cash, cash equivalents and investments were approximately $184.2 million, and the Company had no debt outstanding as of March 31, 2022.

Full Year 2022 Outlook

The Company is reaffirming its prior full year 2022 outlook for revenue of between $27 million and $32 million, representing growth of approximately 25% to 50% as compared to the full year 2021. The Company’s full year 2022 revenue outlook assumes that roughly 30% of the revenue will be delivered in the first half of the year, with the remaining 70% in the second half. System placements represent roughly 80% of the potential variability between the high end and low end of the revenue guidance range. The Company is forecasting that roughly 15% of its system placements for full year 2022 will take place in the first half of the year and roughly 85% in the second half of the year, with placements peaking in the fourth quarter.

Webcast Details

The Company will host a conference call before the market opens today, May 10, 2022, at 8:30 a.m. EST to discuss its first quarter 2022 financial results. The live call is accessible on the Company’s website at investors.rapidmicrobio.com and will be archived and available for replay for one year.

About Rapid Micro Biosystems

Rapid Micro Biosystems is an innovative life sciences technology company providing mission critical automation solutions to facilitate the efficient manufacturing and fast, safe release of healthcare products such as biologics, vaccines, cell and gene therapies, and sterile injectables. The Company’s flagship Growth Direct system automates and modernizes the antiquated, manual microbial quality control (“MQC”) testing workflows used in the largest and most complex pharmaceutical manufacturing operations across the globe. The Growth Direct system brings the quality control lab to the manufacturing floor, unlocking the power of in-line/at-the-line MQC automation to deliver faster results, greater accuracy, increased operational efficiency, better compliance with data integrity regulations, and quicker decision making, that customers rely on to ensure safe and consistent supply of important healthcare products. The Company is headquartered and has U.S. manufacturing in Lowell, Massachusetts, with global locations in Lexington, Massachusetts, Switzerland, Germany, and the Netherlands. For more information, please visit www.rapidmicrobio.com or follow the Company on Twitter at @rapidmicrobio or on LinkedIn.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements relating to the Company’s full year 2022 revenue outlook range and expected future revenue and growth; expected timing of Growth Direct system placements and the impact on the Company’s commercial revenue; expectations regarding the Company’s sales process, including improved access to customer sites; customer interest in and adoption of the Company's Growth Direct microbial quality control platform; and the development and beta testing of new products.

In some cases, you can identify forward-looking statements by terminology such as “outlook,” “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including, but not limited to, the impact of the pandemic related to COVID-19 and its variants on our business and operations, including further delays in placements and validation of new systems; our significant losses since inception; our need to raise additional capital to fund our existing operations; risks related to our revenue historically being primarily generated from sales of our Growth Direct platform, proprietary consumables and laboratory information management system connection software; our ability to manage our future growth effectively; our limited experience in marketing and sales; our need to develop new products and adapt to technological changes; our ability to establish and maintain our position as a leading provider of automated microbial quality control testing; our ability to maintain our manufacturing facility; risks related to third-parties; our ability to retain key management and other employees; risks related to regulatory matters; risks related to our intellectual property; risks related to supply chain disruptions and the impact of inflation; and the other important factors outlined under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 24, 2022, as such factors may be updated from time to time in our other filings with the SEC, which are available on the SEC's website at www.sec.gov and the Investor Relations page of our website at investors.rapidmicrobio.com. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Michael Beaulieu, CFA

Vice President, Investor Relations and Corporate Communications

investors@rapidmicrobio.com

Media Contact:

media@rapidmicrobio.com

RAPID MICRO BIOSYSTEMS, INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021

Revenue:
Product revenue	$2,563	$3,718
Service revenue	1,597	1,067
Non-commercial revenue	—	210
Total revenue	4,160	4,995
Costs and operating expenses:
Cost of product revenue	4,358	5,510
Cost of service revenue	1,726	1,137
Cost of non-commercial revenue	—	414
Research and development	3,525	2,147
Sales and marketing	3,456	2,275
General and administrative	6,094	3,203
Total costs and operating expenses	19,159	14,686
Loss from operations	(14,999)	(9,691)
Other income (expense):
Interest expense	(11)	(932)
Change in fair value of preferred stock warrant liability	—	(11,448)
Other income (expense), net	103	(11)
Total other income (expense), net	92	(12,391)
Loss before income taxes	(14,907)	(22,082)
Income tax expense	23	19
Net loss	(14,930)	(22,101)
Accretion of redeemable convertible preferred stock to redemption value	—	(787)
Cumulative redeemable convertible preferred stock dividends	—	(1,411)
Net loss attributable to common stockholders — basic and diluted	$(14,930)	$(24,299)
Net loss per share attributable to Class A and Class B common stockholders — basic and diluted	$(0.35)	$(37.89)
Weighted average common shares outstanding — basic and diluted	42,197,887	641,371

RAPID MICRO BIOSYSTEMS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$62,501	$178,387
Short-term investments	99,732	15,110
Accounts receivable	3,835	5,005
Inventory	17,711	15,671
Prepaid expenses and other current assets	3,118	3,951
Total current assets	186,897	218,124
Property and equipment, net	12,388	11,304
Right-of-use assets, net	7,081	—
Long-term investments	21,944	9,966
Other long-term assets	1,458	1,491
Restricted cash	284	284
Total assets	$230,052	$241,169

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,550	$3,944
Accrued expenses and other current liabilities	6,735	10,917
Deferred revenue	3,952	3,305
Lease liabilities, short-term	635	—
Total current liabilities	14,872	18,166
Deferred rent, long term	—	813
Lease liabilities, long-term	7,375	—
Other long-term liabilities	735	1,210
Total liabilities	22,982	20,189
Total stockholders’ equity	207,070	220,980
Total liabilities and stockholders’ equity	$230,052	$241,169

RAPID MICRO BIOSYSTEMS, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(14,930)	$(22,101)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	560	344
Stock-based compensation expense	983	191
Change in fair value of preferred stock warrant liability	—	11,448
Noncash lease expense	261	—
Noncash interest expense	—	139
Accretion on investments	6	—
Other, net	8	(3)
Changes in operating assets and liabilities
Accounts receivable	1,169	1,264
Inventory	(2,041)	(812)
Prepaid expenses and other current assets	839	324
Other long-term assets	(51)	13
Accounts payable	(372)	(1,974)
Accrued expenses and other current liabilities	(5,837)	(781)
Deferred revenue	647	717
Deferred rent, long term	—	(31)
Net cash used in operating activities	(18,758)	(11,262)

Cash flows from investing activities:
Purchases of property and equipment	(396)	(251)
Purchases of investments	(97,195)	—
Maturity of investments	—	10,000
Net cash (used) provided by investing activities	(97,591)	9,749

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	79,808
Proceeds from issuance of Class A common stock upon stock option exercise	471	67
Proceeds from issuance of restricted Class A stock award	—	523
Payments on finance lease obligations	(8)	—
Payments of deferred offering costs	—	(329)
Net cash provided by financing activities	463	80,069
Net (decrease) increase in cash, cash equivalents and restricted cash	(115,886)	78,556
Cash, cash equivalents and restricted cash at beginning of period	178,671	30,179
Cash, cash equivalents and restricted cash at end of period	$62,785	$108,735